Exhibit 10.2
POOLING AGREEMENT

THIS POOLING AGREEMENT (this "Agreement"), dated effective as of July 1, 2007 (the "Effective Date"), is between SAVANT ALASKA, LLC, a Colorado limited liability company, hereinafter referred to as "Savant" or "Operator," and TRUE NORTH ENERGY CORP. a Nevada corporation, hereinafter referred to as "True North" or as "Non-operator." Savant and True North shall be referred to herein, individually, as a "Patty," and, collectively, as the "Parties."

Recitals

A. Savant hereby represents that it owns 100% record title and/or operating rights interest in that certain State of Alaska Oil & Gas Lease number ADL 390837 dated February 1, 2007, covering certain lands in Sections 29-34, T11N, RI8E, Umiat Meridian, Alaska (the "Savant Lease").

B. True North hereby represents that it owns 100% record title and/or operating rights interest in that certain State of Alaska Oil & Gas Lease number ADL 390839 dated March 1, 2007, covering certain lands in Sections 25, 26, 35, and 36, Tl1N, R17E, Umiat Meridian, Alaska (the "True North Lease"). The True North Lease and the Savant Lease shall be referred to herein, collectively, as the "Leases."

C. The Parties desire to pool and combine their respective interests in certain lands covered by the Leases in accordance with the terms and conditions of this Agreement.

Agreement

IN CONSIDERATION OF TEN DOLLARS ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
INTERESTS POOLED. The Parties hereby pool and combine their respective interests in the Leases insofar as, and only insofar as, the Leases cover the following described lands (collectively, the "Pooled Lands"):

Savant Lease:
T.11 N., R. 18 E.. Umiat Meridian, Alaska
Section 29: Protracted, All tide and submerged lands shoreward of the line fixed by coordinates found in Exhibit A of the Final Decree in U.S. v. Alaska, No. 84 Original, excluding ADL 312834.
Section 30: Protracted, All excluding ADL 312834 and less and except the S/2SW,

Section 32: Protracted, All tide and submerged lands shoreward of the line fixed by coordinates found in Exhibit A of the Final Decree in U.S. v. Alaska, No. 84 Original, less and except the SW/4, S/2SE/4, SW/4NW/4.

True North Lease:
T. 11 N., R. 17 E., Umiat Meridian, Alaska Section 25: NI2NE/4, SE/4NE/4

2.	EFFECT OF POOLING. The pooling of the interests of the Parties in the Pooled Lands shall have the following effect:

(a) All costs (as defined in the Operating Agreement) incurred in the drilling, development and operation of the Pooled Lands shall be severally borne and assumed by the Parties in the following percentages (such percentages hereinafter referred to as "Participating Interest"):

Savant	91.50%
True North	8.50%

(b) All production (as defined in the Operating Agreement) of oil, gas and other substances attributable to the Pooled Lands shall be allocated, as follows:

(i) This Agreement does not provide for the pooling of lessors' royalties, overriding royalties and other burdens on production attributable to the Leases or deemed leases pooled hereunder. As to each Lease within the Pooled Lands, each Party shall bear its respective Participating Interest share of royalty, overriding royalty and other burdens upon production (hereinafter referred to as "burdens") provided, however, that if burdens attributable to a given Lease aggregate in excess of twenty-one and two-thirds percent (21.67%) on production, the burdens in excess of twenty-one and two-thirds percent (21.67%) shall be borne exclusively by the Party contributing and committing such Lease to this Agreement, and provided further, that if burdens under a given Lease aggregated less than twenty-one and two-thirds percent (21.67%) on production, then the Party contributing such Lease to the Pooled Lands shall have an overriding royalty on production attributable to such Lease equal to the difference between twenty-one and two-thirds percent (21.67%) and such existing burdens.

(ii) Subject to the provisions of Section 2(b)(i) above, all production of oil, gas, and other substances attributable to the Pooled Lands shall be severally owned by the Parties in proportion to their respective Participating Interest.

(c) The ownership of the Parties in materials, equipment, and other property, in which they have participated in costs under Section 2(a) above, shall be in the same percentages as such were borne.

Provided, however, that the foregoing provisions of this Section 2 shall be subject to the applicable provisions of the Operating Agreement (described in Section 4 below) with respect to non-consent operations and relinquishments of interest.

3.
INITIAL WELL. Operator shall commence the drilling of a well in Section 29, T II N., R. 17 E., Umiat Meridian, Alaska, on or before March 15, 2008 (the "Initial Well"). The Initial Well shall be drilled to a depth of 11,000' or to a depth sufficient to test the Kemik formation, whichever is the lesser depth. Operator shall cause the drilling of the Initial Well at the expense of the Parties in accordance with all of the terms and conditions of this Agreement. AU costs incurred by Operator under this Agreement, including without limitation the costs of constructing an ice road and drilling pad, shall be borne by the Parties in accordance with their respective Participating Interests. As between the Parties, all operations on the Initial Well shall be conducted in accordance with the tenus and conditions of the Operating Agreement (described in Section 4 below). On or before 10 days after receipt by True North of an authorization for expenditure (the "AFE") for the Initial Well, True North shall return one (1) executed and approved copy of the AFE to Operator and shall pay to Operator 25% of True North's Participating Interest share of the estimated costs for the Initial Well (the "AFE Costs"). Upon the spudding of the Initial Well, True North shall pay to Operator the remaining 75%, of True North's Participating Interest share of the AFE Costs for the Initial Well. If drilling operations for the Initial Well are not commenced on or before March 15, 2008, this Agreement shall terminate, and Operator shall promptly return to True North the AFE Costs paid by True North to Operator, less True North's 8.5% Participating Interest share of any sunk costs related to the Initial Well, including but not limited to permitting costs, rig costs, insurance costs, bonding costs, and any other non-refundable costs which were incurred by Operator under the AFE.

4.
OPERATING AGREEMENT. The Parties hereby agree that all operations conducted on the Pooled Lands shall be governed by the terms and conditions of the operating agreement (the "Operating Agreement") attached hereto as Exhibit "A". The Operating Agreement shall be effective as of the Effective Date. In the event of a conflict between the terms and conditions of this Agreement and the Operating Agreement, the terms and conditions of this Agreement shall control and govern the point in conflict.

5.
TITLES. Each of the Parties hereby represents, but does not warrant, that it's the 100% record title/operating rights interest owner of the respective Lease it has contributed to this Agreement. Prior to the commencement of actual drilling in the Initial Well, Operator may, but shall not be obligated to, obtain title opinions covering the Pooled Lands at the joint expense of the Parties, for verifying the interests of the Parties. In the event of any material defect of title, the Party that contributed the said Lease to this Agreement shall take prompt action to cure such defect to Operator's satisfaction. If the title defect is not cured prior to the drilling of the Initial Well, this Agreement shall terminate in accordance with Section 6(d) herein. In the event any title subject hereto is lost for any reason after the Initial Well is drilled, the Patty whose title is lost shall use its reasonable efforts in good faith to reacquire the same, and such reacquired interests shall be subject to and burdened by the terms and conditions of this Agreement, but regardless of whether such Party reacquires such interests, the percentages set forth in Section 2(a) above shall remain the same.

6.	TERM. This Agreement shall become effective as of the date first above written and shall terminate upon the first to occur of the following events:

(a)	True North fails to pay to Operator, 25% of True North's Participating Interest share of the AFE Costs as provided in Section 3 above;
(b)	True North fails to pay to Operator, the remaining 75% of True North's Participating Interest share of the AFE Costs upon the spudding of the Initial Well;
(c)	Operator does not commence operations for' the Initial Well on or before March 15, 2008;
(d)	a material title defect of a Lease is discovered and not cured prior to the drilling of the Initial Well:
(e)	the Initial Well is completed as a dry hole or as a well determined to be incapable of production at sufficient rates and sufficient reserves to justify development on a field basis;
(f)	all wells within the Pooled Lands, or lands unitized therewith, are no longer capable of producing oil and or gas in commercial quantities and are plugged and abandoned; 01' '
(g)	the mutual agreement of the Parties to terminate the Agreement.

Notwithstanding anything to the contrary, the termination of this Agreement shall not relieve any Party from any liability or obligation which has accrued prior to such termination.

7.
AUTOMATIC TERMINATION AS TO CERTAIN DEPTHS. At such time as the Initial Well on the Pooled Lands has been drilled to its total depth, this Agreement shall automatically terminate as to all depths and formations lying 100' below the stratigraphic equivalent of the total depth encountered in the drilling of the Initial Well, and thereafter the provisions of this Agreement shall apply only to depths and formation lying above said depth.

8.
RENTALS. Notwithstanding anything in the Operating Agreement to the contrary, during the term of this Agreement, Savant shall pay all annual delay rentals ("Rentals") for the Savant Lease, and True North shall pay all Rentals for· the True North Lease; provided, however that no Party shall be liable to the other Party for the failure to pay Rentals, except to the extent of such Patty's gross negligence or willful misconduct. If any Patty desires to release, surrender, abandon or let expire all or any portion of the Leases, such Party shall deliver written notice to the other Party not less than ninety (90) days in advance of such release, surrender, abandonment or expiration and, if so requested in writing by the other Party, shall assign such interests to such other Party on or before seven (7) clays after receipt of such other Patty's written request.

9.
EXTENSIONS AND RENEWALS. The terms and conditions of this Agreement shall automatically apply to and burden all extensions or renewals of each Lease, 01' any portion thereof, acquired by any Patty, or any of their successors or assigns, on or before three (3) years after the expiration of such Lease, so that the Patties, and their successors and assigns, shall own the same interests in said renewal or extension of such Lease as they owned under such Lease, regardless of whether said renewal or extension of such Lease covers only a portion of the land covered by the expiring Lease.

10.	NOTICES. Notice shall be given in the manner provided for in the Operating Agreement at the following addresses:

Savant Alaska, LLC	True North Energy Corp.
730 - 17th Street, Ste. 410	1200 Smith Street, 16th Floor
Denver, CO 80202	Houston, TX 77002
Attn: Mr. Greg Vigil	Attn: Mr. John Folnovic

11.
NO ASSIGNMENT. There shall be no cross-assignment of legal title in and to the interests in and to the Leases severally held by the Parties, but such interests of the Parties in the Pooled Lands shall be held subject to the terms of this Agreement.

12.	RECITALS. All of the recitals contained in this Agreement are hereby incorporated herein, and shall be binding upon the Parties as if expressly stated in the body of this Agreement.

13.
RELATIONSHIP. It is not the intention of the Parties to create a partnership, joint venture, mining partnership or association; and neither this Agreement nor the operations hereunder shall be construed as creating such a relationship. The liability of the Parties under this Agreement shall be several and separate, and not joint or collective, and each Party shall be responsible for its obligations only. Nothing contained herein shall be construed to constitute either Party to be the partner of the other Party. The Parties hereby expressly disclaim, waive and release any and all fiduciary duties between the Parties hereunder. The relationship of the leasehold owners under an Operating Agreement shall be as specified in such Operating Agreement.

14.
EFFECT OF AGREEMENT. This Agreement shall be deemed to be covenants running with the land, and a burden upon each Party's interest in the Pooled Lands for the benefit of the other Party's interest in the Pooled Lands. This Agreement shall be binding upon and inure to the benefit of Savant and True North, and their respective successors and assigns.

15.	COUNTERPARTS. This Agreement may he executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be deemed to be one agreement.

EXECUTED to be effective for all purposes as of the Effective Date.

SAVANT ALASKA, LLC	TRUE NORTH ENERGY CORP.
By: Savant Resources LLC, Its Manager
By: Savant Operating Company,
Its Manager	By:	/s/ John Folnovic, President
John Folnovic, President
By:	/s/ Patterson Shaw, President
Patterson Shaw, President